Filed pursuant to Rule 433

Registration Statement No. 333-199023

July 28, 2015

PRICING TERM SHEET — NOTES DUE 2020

Unilever Capital Corporation

$500,000,000 2.100% Senior Notes due 2020

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V. Unilever PLC Unilever United States, Inc.

Security Type:	SEC-Registered Senior Notes

Ranking:	Senior Unsecured

Ratings*:	A1/A+/A+

Principal Amount:	$500,000,000

Maturity:	July 30, 2020

Coupon:	2.100%

Public Offering Price:	99.421%

Yield to Maturity:	2.223%

Spread to Benchmark Treasury:	T+63 bps

Benchmark Treasury:	UST 1.625% due June 30, 2020

Benchmark Treasury Yield:	1.593%

Benchmark Treasury Price:	100-04 3/4

Net Proceeds:	$495,355,000

Minimum Denominations:	$100,000 and any integral multiple of

$1,000 above that amount

CUSIP/ISIN:	904764 AR8 / US904764AR81

Trade Date:	July 28, 2015

Pay Dates:	Semi-annually on January 30 and July 30, commencing January 30, 2016

Make-Whole:	T+10 bps

Settlement:	July 31, 2015 (T+3)

Governing Law:	New York

Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)

Joint Bookrunners:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC UBS Securities LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by (1) calling Citigroup Global Markets Inc. at 1-800-831-9146, (2) calling Goldman, Sachs & Co. at 1-866-471-2526, (3) calling J.P. Morgan Securities LLC at 1-212-834-4533, or (4) calling UBS Securities LLC at 1-888-827-7275.

Filed pursuant to Rule 433

Registration Statement No. 333-199023

July 28, 2015

PRICING TERM SHEET — NOTES DUE 2025

Unilever Capital Corporation

$500,000,000 3.100% Senior Notes due 2025

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V. Unilever PLC Unilever United States, Inc.

Security Type:	SEC-Registered Senior Notes

Ranking:	Senior Unsecured

Ratings*:	A1/A+/A+

Principal Amount:	$500,000,000

Maturity:	July 30, 2025

Coupon:	3.100%

Public Offering Price:	98.838%

Yield to Maturity:	3.237%

Spread to Benchmark Treasury:	T+98 bps

Benchmark Treasury:	UST 2.125% due May 15, 2025

Benchmark Treasury Yield:	2.257%

Benchmark Treasury Price:	98-27

Net Proceeds:	$491,940,000

Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount

CUSIP/ISIN:	904764 AS6 / US904764AS64

Trade Date:	July 28, 2015

Pay Dates:	Semi-annually on January 30 and July 30, commencing January 30, 2016

Make-Whole:	T+15 bps

Settlement:	July 31, 2015 (T+3)

Governing Law:	New York

Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)

Joint Bookrunners:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC UBS Securities LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by (1) calling Citigroup Global Markets Inc. at 1-800-831-9146, (2) calling Goldman, Sachs & Co. at 1-866-471-2526, (3) calling J.P. Morgan Securities LLC at 1-212-834-4533, or (4) calling UBS Securities LLC at 1-888-827-7275.